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                                    AGREEMENT


     THIS AGREEMENT ("Agreement"), effective as of July 2, 1997 ("Effective Date"), is made and entered into by and between PROGENITOR, INC., a corporation organized under the laws of the State of Delaware, having its principal offices at 1507 Chambers Road, Columbus, Ohio 43212, ("Progenitor") and INTERNEURON PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, having its principal offices at One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02173 ("Interneuron").

   WHEREAS, Progenitor holds certain patent and other rights including rights under a License Agreement (the "Vanderbilt License") between Vanderbilt University and Progenitor dated July 1995 (the "Patent Rights") relating to human therapeutic uses (the "Field") of the protein product of the del-1 gene (the "Product");

   WHEREAS, Interneuron desires to acquire certain rights in the form of an option to obtain a license under the Patent Rights; and

   WHEREAS, Progenitor is willing to grant, and Interneuron is willing to accept, such certain rights under terms and conditions set forth below.

   NOW, THEREFORE, in consideration of the following, Progenitor and Interneuron agree as follows:

                            ARTICLE 1 - OPTION GRANT

1.1 Subject to the terms and conditions of this Agreement, Progenitor hereby grants to Interneuron an option to acquire an exclusive, worldwide, royalty-bearing right and license under the Patent Rights to manufacture, use and sell the Product in the Field (the "Option").

1.2 Interneuron may exercise the Option by providing written notice to Progenitor during the Option Period declaring Interneuron's intention to enter into a license agreement relating to the Product. The term "Option Period" shall mean the period commencing upon the Effective Date and continuing until the effective date of an agreement whereby Progenitor grants a right and license under the Patent Rights to manufacture, use and sell the Product in the Field.

1.3 In the event that Interneuron elects to exercise the Option in accordance with Article 1.2, the parties agree to promptly commence negotiations in good faith of a license agreement relating to the grant by Progenitor to Interneuron of an exclusive, royalty-bearing right and license under

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     the Patent Rights to manufacture, use and sell the Product in the Field
     (the "License Agreement").

1.4 Notwithstanding any provision in this Agreement to the contrary, Progenitor, at any time prior to the effective date of the License Agreement, in Progenitor's sole discretion, may initiate negotiations with third parties for the purpose of granting a right and license to such a third party under the Patent Rights to manufacture, use and sell the Product in the Field. Such right and license may be exclusive. In the event that Progenitor and a third party agree upon terms and conditions of an agreement whereby Progenitor would grant a right and license to such a third party under the Patent Rights to manufacture, use and sell the Product in the Field, Progenitor, prior to entering into such agreement with such third party, will offer such terms and conditions of agreement to Interneuron as the terms and conditions of the License Agreement. In the event that Interneuron does not enter into the License Agreement under the terms and conditions offered by Progenitor within thirty (30) days after receipt of Progenitor's written offer, Progenitor may enter into an agreement with such third party under such terms and conditions without further obligation to Interneuron except as set forth in Articles 2.2 and
     2.3 below; provided that Progenitor enters into such agreement, on terms not materially different than those offered to Interneuron, with such third party within one hundred twenty (120) days after expiration of such thirty
     (30) day period. If Progenitor does not enter into such agreement within this time period, Interneuron's rights hereunder shall be reinstated and the failure of Interneuron to enter into the License Agreement on any one occasion shall not affect its right to do so on any subsequent occasion.

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                            ARTICLE 2 - CONSIDERATION

2.1 In consideration of the grant of the option and other rights contained herein, Interneuron shall pay to Progenitor one dollar ($1), receipt of which is hereby acknowledged by Progenitor, and, in addition, shall relinquish its right to receive Minimum Return Adjustments (as defined in the Certificate of Designation establishing Series A Preferred Stock of Progenitor (the "Certificate of Designation")) to the Conversion Price of the outstanding Series A Preferred Stock held by Interneuron (the "Series A Preferred Stock") for the period commencing on the Final Closing Date (as defined in the Certificate of Designation ) through the quarter which ended April 7, 1997. In the event that Interneuron exercises the option granted pursuant to Article 1.1, Interneuron and Progenitor shall determine, in good faith, the extent to which the value of the returns relinquished hereunder represents prepayment by Interneuron of payments, including royalties, otherwise due and payable to Progenitor under the License Agreement. Interneuron and Progenitor specifically agree that such consideration shall not be considered to be prepayment for services to be performed by Progenitor for the benefit of Interneuron.

2.2 In the event that Progenitor enters into an agreement with a third party whereby Progenitor grants to such third party an exclusive right and license under the Patent Rights to manufacture, use and sell the Product in the Field in any country, Progenitor shall pay to Interneuron:

     (a) Twenty percent (20%) of any fees, milestones and other consideration received by Progenitor from such a third party licensee, including any amount by which consideration for equity investments in Progenitor exceeds the market value of such equity as defined in the relevant agreement, but not including royalties on sales of the Product; and

     (b) Fifty percent (50%) of any royalties, including advance royalties, received by Progenitor from such a third party licensee on sales of the Product by such third party licensee in the Field; provided, however, that the maximum amount of such payment in any calendar year shall not exceed three percent (3%) of such third party licensee's net sales of the Product in the Field.

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     Notwithstanding (a) above, payments received by Progenitor as equity investments at market, and payments specifically allocated for research and development activities conducted during the term of the relevant agreement and relating to development of the Product shall not be fees, milestones or other consideration for purposes of this Article 2.2.

2.3 In the event that Progenitor sells the Product, Progenitor shall pay to Interneuron three percent (3%) of Progenitor's net sales of the Product in the Field. For purposes of this Article 2.3, the term "Progenitor's net sales" shall mean all revenues recognized in accordance with generally accepted accounting principles from the sale or other disposition of the Product by Progenitor and affiliates of Progenitor to a third party, less returns and allowances (actually paid or allowed, including, but not limited to, prompt payment and volume discounts, chargebacks from wholesalers and other allowances granted to customers or wholesalers of the Product, whether in cash or trade), freight, shipping, packing, freight and shipping insurance, rebates, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales.

                        ARTICLE 3 - TERM AND TERMINATION

3.1 This Agreement shall become effective on the Effective Date and shall continue in full force and effect until expiration, revocation or invalidation of the last patent within the Patent Rights, unless terminated earlier pursuant to this Article 3.

3.2 In the event the License Agreement is entered into by and between Progenitor and Interneuron, this Agreement shall be replaced thereby and, thereafter, any and all provisions of this Agreement shall cease to be effective.

                            ARTICLE 4 - MISCELLANEOUS

4.1 Progenitor shall use best efforts consist with reasonable and prudent business judgment to (i) file and prosecute all patent applications within the Patent Rights and to maintain all patents which may issue therefrom and
     (ii) comply with the due diligence provisions of the Vanderbilt license.

4.2 This Agreement shall he governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles.

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4.3  All notices, payments and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been received when personally delivered or when mailed through the United States Postal Service, postage prepaid, return receipt requested, or when shipped by private express carrier, shipment charges prepaid, to the party to whom delivery shall be made at the respective addresses as set out above. A party may change its address for the purpose of this Article 4.2 by written notice to the other parties.

4.4 No modification to this Agreement, nor any waiver of any right hereunder, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

4.5 Progenitor and Interneuron each agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Any purported assignment in violation of the above shall be void. Any permitted assignee shall agree in writing to assume all obligations of its assignor under this Agreement. Notwithstanding the foregoing, a party to this Agreement may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of the business or assets of such party relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such successor agrees in writing to assume the obligations of such party under this Agreement.

4.6 In the event a term or condition of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the parties hereto shall use their best efforts to preserve the intent of this Agreement by substituting a reasonably comparable term or condition for the benefit of the party to whose advantage the invalid or unenforceable condition operated or was intended to operate.

4.7 This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof, and supersedes and cancels all previous understandings, representations, registrations, agreements, commitments and writings in respect thereof.

4.8 All headings of articles are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

4.9 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the undersigned are duly authorized to execute this
Agreement on behalf of Progenitor and Interneuron, as applicable.

PROGENITOR, INC.                        INTERNEURON PHARMACEUTICALS, INC.
  ("Progenitor")                          ("Interneuron")

By: /s/ Mark N.K. Bagnall               By: /s/ Thomas F. Farb
    ---------------------                   ------------------
Print Name:  Mark N.K. Bagnall          Print Name:  Thomas F. Farb
Title:  Vice President & Chief          Title:  Executive Vice President
        Financial Officer                       and Chief Financial Officer